EXHIBIT 5.1

[LETTERHEAD OF SHAW PITTMAN]

September 17, 2004

Capital Automotive REIT
8270 Greensboro Drive, Suite 950
McLean, Virginia 22102

     Re:  Capital Automotive REIT Registration Statement on Form S-3

Dear Ladies and Gentlemen:

     We have acted as counsel to Capital Automotive REIT, a Maryland real estate investment trust (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offering of up to 3,500,000 common shares of beneficial interest, par value $.01 per share (the “Shares”), of the Company, that may be offered and sold from time to time pursuant to the Company’s Dividend Reinvestment and Share Purchase Plan (the “Plan”).

     For the purposes of this opinion, we have examined copies of the following documents:

1.	the Registration Statement;

2.	the Declaration of Trust of the Company (the “Declaration of Trust”), as amended, restated or supplemented, as certified by the Maryland State Department of Assessments and Taxation on August 23, 2004 and as certified to us by the Senior Vice President, General Counsel and Secretary of the Company as being in effect as of the date hereof;

3.	the Bylaws of the Company (the “Bylaws”), as amended, restated or supplemented, as certified to us by the Senior Vice President, General Counsel and Secretary of the Company as being in effect as of the date hereof;

4.	the Resolutions of the Board of Trustees of the Company dated May 11, 2004, as certified to us by the Senior Vice President, General Counsel and Secretary of the Company as being in effect as of the date hereof (the “Resolutions”);

5.	a certificate of an officer of the Company dated as of the date hereof; and

6.	such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

     In connection with the opinions expressed below, we have assumed that, at and prior to the time of the sale and delivery of Shares pursuant to the Registration Statement, (i) the Resolutions have not been amended, modified or rescinded, (ii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (iii) there has not occurred any change in law materially adversely affecting the power of the Company to offer and sell the Shares or the validity of the Shares. We have also assumed that the offering, sale and delivery of Shares will not at the time of such offering and sale violate or conflict with (1) the Declaration of Trust, as then amended, restated and supplemented, and Bylaws, as then amended, restated and supplemented, of the Company, (2) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is a party or by which the

Company is then bound, or (3) any law or regulation or any decree, judgment or order applicable to the Company. We have further assumed that the number of Shares to be offered and sold pursuant to the Registration Statement will not at the time of such offering and sale exceed the amount of such class of capital shares authorized in the Declaration of Trust, as then amended, restated or supplemented, and unissued (and not otherwise reserved for issuance) at such time.

     Based upon, subject to, and limited by the foregoing, we are of the opinion that the Shares have been duly authorized and when sold, issued and delivered by the Company in the manner and on the terms described in the Registration Statement and the Plan, the Shares will be validly issued, fully paid and nonassessable.

     This opinion is limited to the laws of the United States and the General Corporation Law of Maryland. We render no opinions with respect to the law of any other jurisdiction. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to, any governmental agency or other person or entity, without our express prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Act”), or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Shaw Pittman LLP

SHAW PITTMAN LLP